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                                                                     EXHIBIT 2.2


                    AMENDMENT NO. 1 TO ASSET SALE AGREEMENT


         This Amendment No. 1 to Asset Sale Agreement (the "Amendment") is made and entered into as of September 29, 1999, by and between Tenet Healthcare Corporation, a Nevada corporation ("Seller") and Province Healthcare Company, a Delaware corporation ("Purchaser").

                                    RECITALS

         A. Seller and Purchaser have entered into that certain Asset Sale Agreement dated as of July 23, 1999 (the "Agreement") pursuant to which Purchaser is acquiring substantially all of the assets with respect to the operation of the Hospitals from the Subsidiaries.

         B. Seller and Purchaser desire to amend the Agreement to address certain matters that have arisen since the Effective Date of the Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, and for their mutual reliance, the parties hereto agree as follows:

         1. Defined Terms. Except to the extent it is specifically indicated to the contrary in this Amendment, defined terms used in this Amendment shall have the same meanings as in the Agreement.

         2. Purchase Price. The first portion of Section 1.2 of the Agreement shall be deleted in its entirety up to item (a) and replaced with the following: "Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to Seller for the purchase of the Assets, including the purchase of a fee interest in the Birthing Center (as hereinafter defined), shall be".

         3.       Items to be Delivered by Seller at Closing. A new Section
1.6.12 of the Agreement shall read as follows: "the Employee Leasing Agreements, which shall be in the form of Exhibit 1.6.12 attached hereto (the "Employee Leasing Agreements"), pursuant to which Seller, one of the Subsidiaries or an affiliate of Seller shall lease the Hospital Employees to Purchaser, as contemplated by Section 5.3(a) of this Agreement".

         4.       Items to be Delivered by Purchaser at Closing. A new Section
1.7.9 of the Agreement shall read as follows: "the Employee Leasing
Agreements."

         5. Transfer of Seller Assets. Section 1.9 of the Agreement shall be amended by adding the following to the end of paragraph (b): ", except that Seller shall sublease that certain Leased Real Property more commonly known as the Birthing Center (the "Birthing Center"), 2900 South Loop 256, Palestine, Texas, as


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more fully described at Exhibit 1.9(b)-1 hereto, to Purchaser or its designated affiliate in accordance with that certain Sublease Agreement, substantially in the form attached hereto as Exhibit 1.9(b)-2 (the "Sublease Agreement"), until such time as Seller (a) shall acquire fee title to the Birthing Center and shall transfer such fee interest to Purchaser or its designated subsidiary, or
(b) shall cause the owner of the Birthing Center to convey the Birthing Center to Purchaser or Purchaser's designated affiliate, subsequent to the Closing
Date as set forth more fully herein at Section 1.9.1. Seller and Purchaser shall use commercially reasonable efforts to act expeditiously to enter into the Sublease Agreement as soon after the Closing Date as practicable and until the Sublease Agreement is so executed shall be entitled to the material benefits and subject to the material obligations contemplated in Exhibit 1.9(b)-2. If the owner of the Birthing Center refuses to execute the Sublease Agreement based on any provision of the Sublease Agreement, Seller and Purchaser shall modify the Sublease Agreement as required by the owner provided such modifications do not materially alter Seller's or Purchaser's rights or obligations under the Sublease Agreement.

         6. Transfer of the Birthing Center. A new Section 1.9.1 shall be added to the Agreement as follows: "Seller shall use commercially reasonable efforts to act expeditiously in (a) acquiring fee title to the Birthing Center or (b) causing the owner of the Birthing Center to convey fee title of the Birthing Center to Purchaser or Purchaser's designated affiliate. In either event, Purchaser will succeed to fee simple ownership of the Birthing Center at no additional cost or expense to Purchaser. If Seller acquires fee title to the Birthing Center, within thirty (30) days of acquiring such title, or as otherwise agreed to by the parties to this Agreement, Seller shall transfer fee title to the Birthing Center to Purchaser. This transfer, or a conveyance by the current owner, shall occur in accordance with the terms and conditions of the Agreement, as though the Birthing Center were Owned Real Property prior to the original Closing Date except that the Closing Date shall be defined, for purposes of the sale of the Birthing Center, as the date of Purchaser's or Purchaser's designated affiliate's acquisition of fee title to the Birthing Center, or as otherwise agreed to by the parties. Any and all representations and warranties as to Owned Real Property under this Agreement shall pertain to the Birthing Center upon such transfer or conveyance. Any and all prorations pertaining to such transfer or conveyance shall be calculated using the new Closing Date".

         7. Assumed Obligations. Section 1.11(d) of the Agreement shall be amended by deleting subsections (i), (ii) and (iii) in their entirety and replacing them with the following: "(i) the acts of Purchaser or any affiliate of Purchaser after the Transition Date or (ii) Purchaser's breach of its covenant with respect to the Hired Employees as set forth in Section 5.3".


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         8.       Excluded Liabilities.

                  (a) Section 1.12(e) of the Agreement shall be deleted in its entirety and replaced with the following: "subject to reimbursement by Purchaser to the extent contemplated by the Employee Leasing Agreement, all liabilities of Seller or any of the Subsidiaries with respect to its or their 401(k) plans, Section 125 plans and other Seller Plans and all administrative costs associated with such welfare benefit plans arising on or prior to the Transition Date;".

                  (b) A new Section 1.12(i) of the Agreement shall be added as follows: "any financial impact on Seller's Subsidiaries', Purchaser's or either of Purchaser's Partnerships' Disproportionate Share payments from Medicare resulting from the failure to maintain a minimum number of beds at Minden Medical Center prior to the Effective Time".

         9.       Termination of Hospitals' Employees.

                  (a) The phrase "Upon the Effective Time" contained in the first sentence of Section 4.10 of the Agreement shall be replaced in its entirety with the phrase "Upon 12:01 a.m. (determined by reference to the local time zone in which the Hospital is located) on January 1, 2000 (the "Transition Time")".

                  (b) The phrase "the Effective Time" shall be replaced with the phrase "the Transition Time" each time it appears in the second and third sentences of Section 4.10 of the Agreement.

         10. Certain Employee Matters. Section 5.3 of the Agreement shall be deleted in its entirety and replaced with the following:

                  "5.3     Certain Employee Matters.

                           (a) During the period (the "Transition Period") commencing at the Effective Time and ending immediately prior to January 1, 2000 (such date being the "Transition Date"), each Hospital Employee (as defined in paragraph (b) of this Section 5.3) shall remain an employee of its employer as of the Effective Time (whether such employer is Seller, one of the Subsidiaries or an affiliate of Seller), subject to normal personnel actions occurring in the ordinary course of business. During the Transition Period, or until such earlier time as any such Hospital Employee ceases to be an employee of such employer, each such Hospital Employee shall be leased to Purchaser from Seller or the employing Subsidiary or affiliate, on substantially the terms and conditions as are set forth in the Employee Leasing Agreements. During the Transition Period, each leased Hospital Employee shall


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                  continue to participate in all Seller Plans on the same basis as in effect immediately prior to the Effective Time, subject to the terms of the Employee Leasing Agreements.

                           (b) Purchaser covenants and agrees that it shall make offers of employment effective as of the Transition Date (in substantially equivalent positions) to all of the persons who are employees of (i) the Subsidiaries with respect to the operation of the Hospitals or (ii) any affiliate of Seller which employs individuals at any of the Hospitals as of the Transition Time (whether such employees are full time employees, part-time employees, on short-term disability or on leave of absence pursuant to Seller's policies, the Family and Medical Leave Act of 1993 or other similar local law, but excluding those employees who have been granted long-term disability benefits as of the Closing) (the "Hospitals' Employees"). Notwithstanding the foregoing, Purchaser acknowledges that Seller has the right, but is not required, to retain any management-level Hospital Employee who does not accept Purchaser's employment offer made under this Section 5.3(b), which individuals will remain employed by Seller or its applicable affiliate as of the Transition Time (the "Retained Management Employees"). Any of the Hospitals' Employees who accept an offer of employment with Purchaser as of or after the Transition Time shall be referred to herein as the "Hired Employees." Purchaser covenants and agrees that it shall continue to employ in comparable positions that number of the Hired Employees as shall be necessary to avoid any liability of Seller or any of its affiliates under WARN. Purchaser shall ensure that the terms and conditions of employment (including level of compensation and benefits, including without limitation health insurance plans containing a waiver of pre-existing conditions clause) of each of the Hired Employees on and after the Transition Date are substantially equivalent to that provided the Hospitals' Employees as of the Effective Date.

                           (c) Purchaser shall give all Hired Employees full credit for accumulated sick pay as reflected by the Sick Pay Amount and for all of the accrued vacation and holiday pay of such employees, either by (i) crediting such employees the accrued time off reflected in the employment records of Seller as of day immediately prior to the Transition Date or
                  (ii) by making full payments to such employees of the amounts which such employees would have received had they taken their accrued or accumulated holiday or vacation time, provided, however, that no payment to such employees shall be required with respect to accumulated sick time except to the extent required by Seller's policies with respect to accumulated sick time.


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                           (d)      On and after the Transition Date, Hired
                  Employees shall be eligible for a medical and hospital plan sponsored by Purchaser. Hired Employees shall be given credit for periods of employment with the Subsidiaries and Seller's affiliates, as applicable, on or prior to the Transition Date for purposes of determining eligibility to participate and amount of benefits (including without limitation vesting of benefits), and preexisting condition limitations will be waived with respect to Hired Employees and their covered dependents unless such preexisting condition limitations were applicable prior to the Transition Date. In addition, if prior to the Transition Date a Hired Employee or his covered dependents paid any amounts towards a deductible or out-of-pocket maximum in Seller's (or its affiliate's) medical and health plan's current fiscal year, such amounts shall be applied toward satisfaction of the deductible or out-of-pocket maximum in the current fiscal year of Purchaser's medical and health plan that covers Hired Employees on and following the Transition Date.

                           (e)      Within two (2) years after Closing,
                  Purchaser's Plan shall (i) be amended to provide for a plan-to-plan transfer from Seller's (or its affiliate's) plan with respect to the Hospitals' Employees (other than the Retained Management Employees) that is qualified under
                  Section 401(a) and 401(k) of the Code, (ii) accept a transfer of assets from the above plan, (iii) file any required returns relating to the transfer with the Internal Revenue Service, and (iv) be amended to provide protected withdrawal and distribution rights relating to the transferred assets in accordance with Section 411(d)(6) of the Code. For purposes of this Agreement, "Purchaser's Plan" shall mean a retirement plan qualified under Section 401(a) of the Code that is sponsored by Purchaser or one of its controlled group or affiliated service group members, as defined in Section 414 of the Code.

                           (f) Any applicable employee of Seller or any Subsidiary with respect to the operation of the Hospitals who is identified as a current or former participant (and any eligible dependent thereof) of the Seller Plans who is eligible to receive continuation coverage (within the meaning of Section 4980B of the Code and Part 6 of Subtitle B of Title 1 of ERISA) will remain covered through Seller's and its affiliates' COBRA provider. On and immediately following the Transition Date and as a result of the transactions contemplated by this Agreement, Seller, its affiliates and the Subsidiaries shall not offer COBRA benefits with respect to any of the Seller Plans to former employees (and their dependents) who are employed by Purchaser at any Hospital as of the date such Hired Employees become eligible for Purchaser's medical and dental plans. Seller, its affiliates and the Subsidiaries


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                  will thereby be released of COBRA responsibility and
                  liability for such employees.

                           (g)      On and after the Transition Date,
                  Purchaser's human resources department will give reasonable assistance to Seller's (and its affiliates') human resources department with respect to Seller's, Seller's affiliates' and the Subsidiaries' post-Transition Date administration of Seller's, Seller's affiliates' and the Subsidiaries' pre-Transition Date employee pension benefit plans and employee health or welfare benefit plans for the Hospitals' Employees (other than the Retained Management Employees)."

         11.      Indemnification of Purchaser by Seller.

                  (a) Section 10.2.1 of the Agreement shall be amended by adding the following after the phrase "attorneys' fees" in the first sentence of the Agreement: "and, only for the purposes of any indemnification claim triggered by Section 1.12(i), interest actually paid on any indebtedness incurred directly in connection with an event triggering indemnification."

                  (b) The phrase "Section 1.12(a), (e), (f) or (h)" contained in Section 10.2.2(a)(viii) of the Agreement shall be replaced in its entirety with the phrase "Section 1.12(a), (e), (f),
         (h) or (i)".

         12. Indemnification of Seller by Purchaser. Section 10.3.1 of the Agreement shall be amended by changing the term "Closing Date" in subsection
(viii) to the term "Transition Date".

         13. Governing Law. Section 12.3 of the Agreement shall be amended by changing the phrase "New York" to "California" throughout.

         14. Arbitration. Section 12.17 of the Agreement shall be amended by changing the phrase "New York" to "California" throughout, except that the first phrase "New York" in Section 12.17.1 shall be changed to "Los Angeles".

         15. Effect on Agreement; General Provisions. Except as set forth in this Amendment, the terms and provisions of the Agreement are hereby ratified and declared to be in full force and effect. This Amendment shall be governed by the provisions of the Agreement regarding choice of law, attorneys' fees, and successors and assigns. This Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Captions and paragraph headings are used herein for convenience only, are not a part of this Amendment or the Agreement as amended by this Amendment and shall not be used in construing either document. Other than the reference to the Agreement contained in the first recital of this Amendment, each reference to the Agreement


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and any agreement contemplated thereby or executed in connection therewith, whether or not accompanied by reference to this Amendment, shall be deemed a reference to the Agreement as amended by this Amendment.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in multiple originals by their authorized officers, all as of the day and year first above written.


                                            PURCHASER:

                                            PROVINCE HEALTHCARE COMPANY,
                                            a Delaware corporation



                                            By: /s/ Howard T. Wall, III
                                                -------------------------------
                                            Name: Howard T. Wall, III
                                            Title: Vice President


                                            SELLER:

                                            TENET HEALTHCARE
                                            CORPORATION, a Nevada corporation



                                            By: /s/ Paul O'Neill
                                                -------------------------------
                                            Name: Paul O'Neill
                                            Title: Vice President



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